EXHIBIT 99.1

Donegal Group Inc. Announces Significantly Improved Fourth Quarter and Full Year 2012 Results

MARIETTA, Pa., Feb. 22, 2013 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported its financial results for the fourth quarter and full year 2012. Highlights include:

  Net income of $23.1 million for the full year 2012 and $6.2 million for the fourth quarter of 2012 represented significant improvements from the comparable periods in 2011
  9.3% increase in full year net premiums written to $496.4 million, reflecting organic growth, rate increases and the continuing benefits of our past acquisitions
  99.8% statutory combined ratio1 for the full year 2012, improved significantly from 107.9% for the full year 2011
  Operating income1 of $5.1 million for the fourth quarter of 2012, primarily attributable to improved underwriting results, compared to an operating loss of $4.3 million for the prior-year fourth quarter
  Book value per share of $15.63 at year-end 2012, compared to $15.01 at year-end 2011

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 121,824	$ 114,177	6.7%	$ 475,002	$ 431,470	10.1%
Investment income, net	5,445	5,165	5.4	20,169	20,858	-3.3
Realized gains	1,709	5,134	-66.7	6,859	12,281	-44.1
Total revenues	131,904	127,215	3.7	514,983	475,018	8.4
Net income (loss)	6,220	(879)	NM2	23,093	453	NM
Operating income (loss)	5,092	(4,267)	NM	18,565	(7,653)	NM

Per Share Data
Net income (loss) – Class A (diluted)	$ 0.25	$ (0.03)	NM	$ 0.91	$ 0.02	NM
Net income (loss) – Class B	0.22	(0.03)	NM	0.83	0.01	NM
Operating income (loss) – Class A (diluted)	0.20	(0.17)	NM	0.73	(0.30)	NM
Operating income (loss) – Class B	0.18	(0.16)	NM	0.67	(0.28)	NM
Book value	15.63	15.01	4.1	15.63	15.01	4.1

1The "Definitions of Non-GAAP and Operating Measures" section of this release defines and reconciles data that the Company has not prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

2Not meaningful.

Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc., noted, "For each quarter of 2012, we reported substantially improved results from the year-earlier quarter, and the dramatic improvement in our full year 2012 results compared to 2011 reflected that consistent progress. This trend reinforces our belief that we are on the correct path and that the continuing implementation of our business strategies will allow us to attain our long-term objectives of outperforming the property and casualty insurance industry in terms of service, profitability and growth in book value."

Mr. Nikolaus added, "Our top-line growth continued to represent a healthy combination of premiums from strong organic growth in our commercial lines of insurance, the benefits of the premium rate increases we have implemented over the past several years and our Michigan Insurance Company ("MICO") acquisition. We have achieved solid growth by writing new commercial lines accounts across our operating regions, and we intend to focus even more resources on commercial lines opportunities to leverage the steady firming of commercial lines premiums in our regional markets."

Mr. Nikolaus noted, "We also expect our 2013 premium growth to benefit again from our MICO acquisition. Similar to the reinsurance change we made for last year, we amended MICO's quota-share reinsurance agreement to reduce the percentage of premiums MICO cedes to external reinsurers to 30% effective January 1, 2013, from 40% in 2012. We expect this reinsurance change will add approximately $10.0 million to our net written premiums in 2013."

Mr. Nikolaus continued, "For the full year of 2012, substantial improvement in underwriting profitability was the primary driver of our positive net and operating income. We are clearly benefiting from continuing growth in our premium revenue, less severe weather conditions and lower claims frequency."

"As the execution of our business plan and strategies resulted in earnings growth during the past year, we are pleased that our return on equity also has been trending upward. Improving returns will provide support for our commitment to creating long-term value for our stockholders. We plan to continue to pursue appropriate acquisition opportunities that will complement the organic initiatives contributing to our performance in 2012. We fully expect Donegal Group to generate increasing profits and higher book value over time," Mr. Nikolaus concluded.

At December 31, 2012, Donegal Group had a book value per share of $15.63, compared to $15.01 at December 31, 2011.  The Company attributes the increase in its book value per share to its positive operating results and unrealized gains in its available-for-sale bond portfolio. The Company repurchased 42,700 shares of its Class A common stock during the fourth quarter of 2012 at an average price of $13.50 per share.

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group.

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
	(dollars in thousands)

Net Premiums Written
Personal lines:
Automobile	$ 45,559	$ 44,624	2.1%	$ 195,131	$ 188,072	3.8%
Homeowners	22,340	22,233	0.5	97,118	89,539	8.5
Other	4,027	3,805	5.8	16,072	14,986	7.2
Total personal lines	71,926	70,662	1.8	308,321	292,597	5.4
Commercial lines:
Automobile	11,966	10,626	12.6	51,260	44,639	14.8
Workers' compensation	14,326	10,997	30.3	65,397	51,910	26.0
Commercial multi-peril	14,719	13,447	9.5	64,477	57,990	11.2
Other	1,760	1,971	(10.7)	6,992	6,915	1.1
Total commercial lines	42,771	37,041	15.5	188,126	161,454	16.5
Total net premiums written	$ 114,697	$ 107,703	6.5%	$ 496,447	$ 454,051	9.3%

The Company's net premiums written increased 6.5% for the fourth quarter of 2012 compared to the fourth quarter of 2011. This increase reflected 15.5% growth in commercial lines writings and 1.8% growth in personal lines writings. The $7.0 million growth in net premiums written for the fourth quarter of 2012 compared to the fourth quarter of 2011 included:

  $2.2 million, or 1.9% of total net premiums written, related to a change in MICO's quota-share reinsurance agreement that reduces the amount of business MICO ceded to external reinsurers in 2012. The Company acquired MICO in December 2010.
  $4.5 million in commercial lines premiums, excluding the MICO quota-share reinsurance change, that the Company attributes primarily to premium rate increases and new commercial accounts the Company's insurance subsidiaries wrote throughout their operating regions.
  $278,000 in personal lines premiums, excluding the MICO quota-share reinsurance change. The modest increase reflected the premium rate increases the Company implemented over the past four quarters, a planned de-emphasis on personal lines growth in selected geographies and a $1.6 million increase in reinsurance costs. The increased reinsurance costs were related to higher reinsurance reinstatement premiums in the fourth quarter of 2012.

The Company's net premiums written increased 9.3% for the full year 2012. The increase included $9.9 million related to a reduction in the percentage of premiums MICO ceded to external reinsurers under its quota-share reinsurance agreement in the full year 2012 compared to the full year 2011.  Excluding the quota-share reinsurance change, commercial lines premiums rose $21.3 million and personal lines premiums rose $11.2 million for the full year 2012 compared to the full year 2011.

Mr. Nikolaus noted, "An acceleration of organic premium growth in our commercial lines of business during 2012 reflected our continuing strategic efforts to grow that segment of our business.  We also took aggressive steps during 2012 to restore our personal lines profitability, and we are continuing to implement rate increases and other underwriting actions where profitability has not returned to targeted levels."

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Statutory Combined Ratios
Personal Lines:
Automobile	120.4%	113.4%	108.1%	106.9%
Homeowners	89.3	125.0	100.9	126.3
Other	83.9	106.0	89.4	103.6
Total personal lines	108.9	116.7	105.0	112.6
Commercial Lines:
Automobile	76.5	118.1	94.5	105.4
Workers' compensation	113.5	109.8	98.1	96.0
Commercial multi-peril	87.5	93.7	90.5	103.0
Other	-36.5	75.1	15.0	46.1
Total commercial lines	88.5	105.5	91.2	99.0
Total lines	101.2%	112.8%	99.8%	107.9%

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	68.2%	71.6%	63.2%	66.7%
Loss ratio (weather-related)	3.9	10.6	6.9	12.2
Expense ratio	29.3	30.5	31.2	31.4
Dividend ratio	0.3	0.5	0.3	0.3
Combined ratio	101.7%	113.2%	101.6%	110.6%

Mr. Nikolaus commented, "Growth in premium revenue remained a significant factor in the improvement in our results for the fourth quarter and full year 2012. We believe our continuing efforts to ensure rate adequacy and maintain conservative underwriting standards will lead to further improvement in our underwriting profitability over time."

Mr. Nikolaus added, "With respect to the full year of 2012, our statutory loss ratio1 improved to 70.3% from 78.6% in 2011.  In addition to the benefits of higher premium levels, lower weather-related losses were a significant driver of the improvement in 2012. We also continued to experience improvement in the underlying profitability of our commercial automobile and workers' compensation lines of business due to a marked decrease in the number of reported claims. The effect of large fire losses on our loss ratio was 4.9 percentage points, relatively unchanged from 2011.  Prior-accident-year loss reserve development added a modest 1.6 percentage points to our 2012 full-year loss ratio."

For the fourth quarter of 2012, the Company's statutory loss ratio declined to 72.1%, compared to 82.2% for the fourth quarter of 2011. Weather-related losses of $4.7 million for the fourth quarter of 2012, or 3.9 percentage points of the Company's loss ratio, compared favorably to $12.1 million in weather-related losses for the fourth quarter of 2011, or 10.6 percentage points of the Company's loss ratio. Although the Company experienced losses from the superstorm Sandy catastrophe event as that massive storm system tracked through the Mid-Atlantic region in late October 2012, no other major weather events affected the Company's results for the fourth quarter of 2012. The fourth quarter of 2012 impact of superstorm Sandy was a relatively modest $3.1 million in net incurred losses and reinsurance reinstatement premiums of $1.0 million.  The Company's claims unit performed admirably in providing excellent service to impacted policyholders, as over 95% of claims that were received as of year-end 2012 have already been paid.

The Company's results for the fourth quarter of 2012 also benefitted from a lower number of reported claims in its casualty lines of business. Partially offsetting the lower number of reported claims were four workers' compensation claims the Company received in the fourth quarter of 2012 that totaled $2.4 million. Large fire losses were comparable to the level of large fire losses the Company sustained during the fourth quarter of 2011.

Further, the Company incurred $1.9 million in development for losses occurring in prior accident years for the fourth quarter of 2012. The loss reserve development added 1.6 percentage points to the Company's loss ratio for the fourth quarter of 2012.

The Company's statutory expense ratio1 decreased modestly for both the fourth quarter and full year of 2012. The declines in the expense ratios primarily reflected the impact of increased net premium writings compared to the prior-year periods.

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 91.4% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at December 31, 2012.

	December 31, 2012		December 31, 2011
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 72,311	9.0%	$ 61,978	7.9%
Obligations of states and political subdivisions	457,896	56.8	455,843	58.0
Corporate securities	77,356	9.6	64,363	8.2
Residential mortgage-backed securities	129,047	16.0	122,904	15.7
Total fixed maturities	736,610	91.4	705,088	89.8
Equity securities, at fair value	8,757	1.1	7,438	0.9
Investments in affiliates	37,236	4.6	32,322	4.1
Short-term investments, at cost	23,826	2.9	40,461	5.2
Total investments	$ 806,429	100.0%	$ 785,309	100.0%

Average investment yield	2.5%		2.8%
Average tax-equivalent investment yield	3.5%		3.8%
Average fixed-maturity duration (years)	4.8		4.5

A 5.4% increase in net investment income for the fourth quarter of 2012 primarily reflected lower investment expenses compared to the fourth quarter of 2011 as well as higher average invested assets. However, due to lower investment yields, net investment income declined for the full year in line with the Company's expectations. Net realized investment gains were $1.7 million for the fourth quarter of 2012, compared to $5.1 million for the fourth quarter of 2011. The Company had no impairments in its investment portfolio that it considered to be other than temporary during the full year 2012 or 2011.

Mr. Nikolaus, in commenting on the Company's investment operations, noted, "We continue to manage our investment portfolio under the assumption that prevailing interest rates will remain low for the next several years.  We are continuing to stay the course in terms of targeted asset classes and investment strategy."

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), which owns Union Community Bank FSB. The Company accounts for its investment in DFSC using the equity method of accounting. The Company's equity in the earnings of DFSC was $912,000 and $4.5 million for the fourth quarter and full year 2012, respectively. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company's insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit ("SAP"). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes are valuable in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are operating income (loss) and statutory combined ratio.

Operating income (loss) is a non-GAAP financial measure investors in insurance companies commonly use. The Company defines operating income (loss) as net income (loss) excluding after-tax net realized investment gains or losses. Because the Company's calculation of operating income (loss) may differ from similar measures other companies use, investors should exercise caution when comparing the Company's measure of operating income (loss) to that of other companies.

The following table provides a reconciliation of net income (loss) to operating income (loss):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income to Operating Income (Loss)
Net income (loss)	$ 6,220	$ (879)	$ 23,093	$ 453
Realized gains (after tax)	(1,128)	(3,388)	(4,528)	(8,106)
Operating income (loss)	$ 5,092	$ (4,267)	$ 18,565	$ (7,653)

Per Share Reconciliation of Net Income to Operating Income (Loss)
Net income (loss) – Class A (diluted)	$ 0.25	$ (0.03)	$ 0.91	$ 0.02
Realized gains (after tax)	(0.05)	(0.14)	(0.18)	(0.32)
Operating income (loss) – Class A	$ 0.20	$ (0.17)	$ 0.73	$ (0.30)

Net income (loss) – Class B	$ 0.22	$ (0.03)	$ 0.83	$ 0.01
Realized gains (after tax)	(0.04)	(0.13)	(0.16)	(0.29)
Operating income (loss) – Class B	$ 0.18	$ (0.16)	$ 0.67	$ (0.28)

Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written and the statutory dividend ratio, which is the ratio of dividends to holders of workers' compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call

The Company will hold a conference call and webcast on Friday, February 22, 2013, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link in the Investors area of the Company's web site at www.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably since its inception in 1986. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service, profitability and growth in book value.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which we operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2012	2011

Net premiums earned	$ 121,824	$ 114,177
Investment income, net of expenses	5,445	5,165
Net realized investment gains	1,709	5,134
Lease income	225	250
Installment payment fees	1,789	1,831
Equity in earnings of DFSC	912	658
Total revenues	131,904	127,215

Net losses and loss expenses	87,772	93,816
Amortization of deferred acquisition costs	19,334	17,669
Other underwriting expenses	16,297	17,098
Policyholder dividends	542	711
Interest	574	596
Other expenses	362	531
Total expenses	124,881	130,421

Income (loss) before income tax expense (benefit)	7,023	(3,206)
Income tax expense (benefit)	803	(2,327)

Net income (loss)	$ 6,220	$ (879)

Net income (loss) per common share:
Class A - basic and diluted	$ 0.25	$ (0.03)
Class B - basic and diluted	$ 0.22	$ (0.03)

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	20,045,761	19,973,398
Class A - diluted	20,217,567	20,119,392
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 114,697	$ 107,703

Book value per common share at end of period	$ 15.63	$ 15.01

Annualized return on average equity	6.2%	-0.9%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Year Ended December 31,
	2012	2011

Net premiums earned	$ 475,002	$ 431,470
Investment income, net of expenses	20,169	20,858
Net realized investment gains	6,859	12,281
Lease income	954	958
Installment payment fees	7,466	7,428
Equity in earnings of DFSC	4,533	2,023
Total revenues	514,983	475,018

Net losses and loss expenses	332,872	340,503
Amortization of deferred acquisition costs	74,314	68,571
Other underwriting expenses	73,915	66,924
Policyholder dividends	1,342	1,240
Interest	2,359	2,127
Other expenses	2,323	2,392
Total expenses	487,125	481,757

Income (loss) before income tax (benefit)	27,858	(6,739)
Income tax expense (benefit)	4,765	(7,192)

Net income	$ 23,093	$ 453

Net income per common share:
Class A - basic	$ 0.92	$ 0.02
Class A - diluted	$ 0.91	$ 0.02
Class B - basic and diluted	$ 0.83	$ 0.01

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	20,031,455	19,997,146
Class A - diluted	20,305,558	20,033,645
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 496,447	$ 454,051

Book value per common share at end of period	$ 15.63	$ 15.01

Return on average equity	5.9%	0.1%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2012	December 31, 2011
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 42,100	$ 58,490
Available for sale, at fair value	694,510	646,598
Equity securities, at fair value	8,757	7,438
Investments in affiliates	37,236	32,322
Short-term investments, at cost	23,826	40,461
Total investments	806,429	785,309
Cash	19,801	13,245
Premiums receivable	117,196	104,715
Reinsurance receivable	215,893	209,824
Deferred policy acquisition costs	40,122	36,425
Prepaid reinsurance premiums	111,156	106,450
Other assets	26,292	34,825
Total assets	$ 1,336,889	$ 1,290,793

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 458,827	$ 442,408
Unearned premiums	363,088	336,937
Accrued expenses	17,141	20,957
Borrowings under line of credit	52,000	54,500
Subordinated debentures	20,465	20,465
Other liabilities	25,334	32,075
Total liabilities	936,855	907,342
Stockholders' equity:
Class A common stock	209	208
Class B common stock	56	56
Additional paid-in capital	176,417	170,837
Accumulated other comprehensive income	26,395	23,533
Retained earnings	209,670	199,605
Treasury stock, at cost	(12,713)	(10,788)
Total stockholders' equity	400,034	383,451
Total liabilities and stockholders' equity	$ 1,336,889	$ 1,290,793
CONTACT: For Further Information:
         Jeffrey D. Miller, Senior Vice President
         & Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: investors@donegalgroup.com